SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

AURORA OIL & GAS CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1)	Title of each class of securities to which transaction applies:

_________________________________
2)	Aggregate number of securities to which transaction applies:

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3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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AURORA OIL & GAS CORPORATION
4110 COPPER RIDGE DRIVE, SUITE 100
TRAVERSE CITY, MICHIGAN 49684

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD AUGUST 29, 2008

NOTICE IS HEREBY GIVEN that an Annual Meeting of the Shareholders (the “Meeting”) of AURORA OIL & GAS CORPORATION (the “Company”), a Utah corporation, will be held at the Traverse City Golf and Country Club, 1725 South Union Street, Traverse City, Michigan 49684, on August 29, 2008, at 9:00 a.m. local time, to consider and act upon the following:

1.	To elect the seven persons named in the accompanying proxy statement as Directors of the Company;

2.	To ratify the appointment of Weaver and Tidwell, L.L.P. as the Company’s independent registered public accounting firm for the year ending December 31, 2008; and

3.	To consider and transact such other business as may properly come before the Meeting or any adjournment thereof.

Only holders of record of the Company’s common stock at the close of business on June 24, 2008, are entitled to receive notice of and to vote at the Meeting and any adjournments thereof. A complete list of the shareholders entitled to vote will be available for inspection by any shareholder, for any purpose germane to the Meeting: (i) at least 10 days prior to the Meeting during ordinary business hours at the offices of the principal executive offices of the Company listed above; and (ii) at the Meeting.

Whether or not you expect to be personally present at the Meeting, you are requested to either complete or return the enclosed proxy card in the enclosed envelope or instruct us by telephone or via the Internet as to how you would like your shares voted. Instructions on how to vote your shares by telephone or via the Internet are on the proxy card enclosed with this proxy statement. In the event you attend the Meeting in person, you may, if you desire, revoke your proxy and vote your shares in person.

By Order of the Board of Directors

/s/ Dean A. Swift

July 15, 2008	Dean A. Swift
Secretary

AURORA OIL & GAS CORPORATION
____________________________________

PROXY STATEMENT
____________________________________

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON AUGUST 29, 2008
____________________________________

This proxy statement (“Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors of Aurora Oil & Gas Corporation (the “Company”) to be voted at the Annual Meeting of Shareholders of the Company (the “Meeting”) which will be held at the Traverse City Golf and Country Club, 1725 South Union Street, Traverse City, Michigan 49684, on August 29, 2008, at 9:00 a.m. local time, and any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement.

The principal executive offices of the Company are located at 4110 Copper Ridge Drive, Suite 100, Traverse City, Michigan 49864. The approximate date on which this Proxy Statement and accompanying proxy will first be sent or given to shareholders is July 15, 2008.

A proxy, in the enclosed form, which is properly executed, duly returned to the Company, and not revoked will be voted in accordance with the instructions contained therein or, in the absence of specific instructions, will be voted in favor of the proposals and in accordance with the judgment of the person or persons voting the proxy on any other matter that may be brought before the Meeting. Each such proxy granted may be revoked at any time thereafter by writing to the Secretary of the Company prior to the Meeting, by execution and delivery of a subsequent proxy, or by attendance and voting in person at the Meeting, except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy. The cost of soliciting proxies will be borne by the Company. Following the mailing of the proxy materials, solicitation of proxies may be made by officers and employees of the Company, or anyone acting on their behalf, by mail, telephone, electronic mail, facsimile, telegram, or personal interview.

VOTING SECURITIES

Shareholders of record as of the close of business on June 24, 2008 (the “Record Date”), will be entitled to notice of and to vote at the Meeting or any adjournments thereof. On the Record Date, there were 103,282,788 outstanding shares of the Company’s common stock, $0.01 par value per share. Each holder of common stock is entitled to one vote for each share held by such holder. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock is necessary to constitute a quorum at the Meeting. Proxies submitted which contain abstentions and broker non-votes will be deemed present at the Meeting for determining the presence of a quorum. Shares subject to broker non-votes with respect to any matter will be considered not voted with respect to that matter. Shares for which a holder has elected to abstain on a matter will count for purposes of determining the presence of a quorum and will have the effect of a vote against the matter.

PRINCIPAL SECURITY HOLDERS

The following table sets forth, as of June 24, 2008, certain information regarding the ownership of voting securities of the Company by each shareholder known by the management of the Company to be (i) the beneficial owner of more than 5% of our outstanding common stock, (ii) our directors, (iii) our current executive officers and (iv) all executive officers and directors as a group. Except as otherwise reflected in the notes below, the Company believes that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares.

Unless otherwise specified, the address of each of the persons set forth below is in care of Aurora Oil & Gas Corporation, 4110 Copper Ridge Drive, Suite 100, Traverse City, Michigan 49684.

Name and Address of Beneficial Owner(a)	Amount and Nature of Beneficial Ownership(b)		Percent of Outstanding Shares

FMR LLC (formerly known as FMR Corp.)	10,791,551	(c)	10%
82 Devonshire Street
Boston, Massachusetts 02109
CCM Master Qualified Fund, Ltd.	9,471,896	(d)	9%
One North Wacker Drive, Suite 4725
Chicago, Illinois 60606
Nathan A. Low Roth IRA and affiliates	8,586,409	(e)	8%
641 Lexington Avenue
New York, New York 10022
William W. Deneau	3,784,814	(f)	4%
Kevin D. Stulp	707,500	(g)	*
Earl V. Young	596,204	(h)	*
Gary J. Myles	488,798	(i)	*
Richard M. Deneau	235,000	(j)	*
John C. Hunter	129,400	(k)	*
Wayne G. Schaeffer	155,000	(l)	*
Barbara E. Lawson	67,500	(m)	*
John E. McDevitt	130,000	(n)	*
Gilbert A. Smith	-	(o)	N/A
All executive officers and directors as a group (10 persons)	6,294,216	(p)	6%

* Less than 1%

(a)	Addresses are only given for holders of more than 5% of outstanding common stock who are not executive officers or directors.

(b)
A person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the date of this chart.

(c)
Based on Form 13F-HR filed with the Securities and Exchange Commission (“SEC”) on May 14, 2008, FMR LLC (formerly known as FMR Corp.), through its wholly-owned subsidiary Fidelity Management & Research Company (“Fidelity”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is the beneficial owner of 10,791,551 shares of common stock. Edward C. Johnson III and members of his family form a controlling group with respect to FMR LLC. Accordingly, FMR LLC and Edward C. Johnson III have the sole power to dispose of 10,791,551 shares of common stock. They do not, however, have voting power, which instead resides with the Board of Trustees of the investment companies that are managed by Fidelity.

(d)
Based on Form 13F-HR filed with the SEC on May 15, 2008, 9,471,896 shares of common stock were deemed to be beneficially owned by CCM Master Qualified Fund, Ltd., Coghill Capital Management, L.L.C., and Clint D. Coghill. Mr. Coghill is the managing member of Coghill Capital Management, L.L.C., an entity which serves as the investment manager of CCM Master Qualified Fund, Ltd. CCM Master Qualified Fund, Ltd., Coghill Capital Management, L.L.C., and Clint D. Coghill share voting power and dispositive power to vote or direct the voting of the 9,471,896 shares beneficially owned by them.

(e)
Based on Schedule 13D/A filed with the SEC on February 27, 2006, Nathan A. Low has the sole power to vote or direct the vote of, and the sole power to direct the disposition of, the shares held by the Nathan A. Low Roth IRAs and the shares held by him individually. Although Nathan A. Low has no direct voting or dispositive power over the 828,643 shares of common stock held by the Nathan A. Low Family Trust or the 100,000 shares of common stock held in individual trusts for the Neufeld children, he may be deemed to beneficially own those shares because his wife, Lisa Low, is the trustee of the Nathan A. Low Family Trust and custodian for the Neufeld children. Therefore, Nathan A. Low reports shared voting and dispositive power over 928,643 shares of common stock.

(f)
Includes options currently exercisable for 130,000 shares of common stock; 3,272,000 shares of common stock held by the Patricia A. Deneau Trust; 360,146 shares of common stock held by the Denthorn Trust; 20,000 shares of common stock held by White Pine Land Services, Inc.; and 2,668 shares of common stock held by Circle D, Ltd. (shared investment interest). Does not include options to purchase 320,000 shares of common stock vesting as follows: 70,000 shares on January 1, 2009; 83,333 shares on May 30, 2009; 83,333 shares on May 30, 2010; and 83,334 shares on May 30, 2011.

(g)
Includes options currently exercisable for 130,000 shares of common stock; 2,750 shares of common stock owned by the Kevin Dale Stulp IRA; and 1,750 shares of common stock owned by the Kevin and Marie Stulp Charitable Remainder Unitrust of which Mr. Stulp is a co-trustee. Does not include options to purchase 170,000 shares of common stock vesting as follows: 70,000 shares on January 1, 2009; 33,333 shares on May 30, 2009; 33,333 shares on May 30, 2010; and 33,334 shares on May 30, 2011.

(h)
Includes options currently exercisable for 196,666 shares of common stock. Does not include options to purchase 170,000 shares of common stock vesting as follows: 70,000 shares on January 1, 2009; 33,333 shares on May 30, 2009; 33,333 shares on May 30, 2010; and 33,334 shares on May 30, 2011.

(i)
Includes 211,132 shares of common stock held by the Gary J. Myles & Rosemary Myles Inter Vivos Trust and options currently exercisable for 196,666 shares of common stock. Does not include options to purchase 170,000 shares of common stock vesting as follows: 70,000 shares on January 1, 2009; 33,333 shares on May 30, 2009; 33,333 shares on May 30, 2010; and 33,334 shares on May 30, 2011.

(j)
Includes options currently exercisable for 130,000 shares of common stock. Does not include options to purchase 170,000 shares of common stock vesting as follows: 70,000 shares on January 1, 2009; 33,333 shares on May 30, 2009; 33,333 shares on May 30, 2010; and 33,334 shares on May 30, 2011.

(k)
Includes 2,000 shares of common stock held by his minor son and options currently exercisable for 100,000 shares of common stock. Does not include options to purchase 230,000 shares of common stock vesting as follows: 5,000 shares on May 19, 2009; 75,000 shares on May 30, 2009; 75,000 shares on May 30, 2010; and 75,000 shares on May 30, 2011.

(l)
Includes options currently exercisable for 70,000 shares of common stock. Does not include options to purchase 170,000 shares of common stock vesting as follows: 70,000 shares on February 23, 2009; 33,333 shares on May 30, 2009; 33,333 shares on May 30, 2010; and 33,334 shares on May 30, 2011.

(m)
Includes 12,000 shares held by her spouse and options currently exercisable for 45,000 shares of common stock. Does not include options to purchase 225,000 shares of common stock vesting as follows: 75,000 shares on May 30, 2009; 75,000 shares on May 30, 2010; and 75,000 shares on May 30, 2011.

(n)
Includes 30,000 shares of common stock held by Financial Intermediaries, Ltd.; and 100,000 shares on common stock owned by the John McDevitt IRA. Does not include options to purchase 1,000,000 shares on common stock vesting as follows: 333,333 shares on May 30, 2009; 333,333 shares on May 30, 2010; and 333,334 shares on May 30, 2011.

(o)	Does not include options to purchase 225,000 shares of common stock vesting as follows: 75,000 shares on May 30, 2009; 75,000 shares on May 30, 2010; and 75,000 shares on May 30, 2011.

(p)	Includes options currently exercisable for a total of 998,332 shares of common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act (“Section 16(a)”) requires certain defined persons to file reports of and changes in beneficial ownership of a security registered with the Securities and Exchange Commission (the “Commission”) in accordance with the rules and regulations promulgated by the Commission to implement the provisions of Section 16. Under the regulatory procedure, officers, directors, and persons who own more than ten percent of a registered class of a company’s equity securities are also required to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of Forms 3, 4 and 5, and all amendments thereto, furnished to the Company with respect to its fiscal year ending December 31, 2007, the Company’s officers, directors and greater than 10% beneficial owners complied with all Section 16(a) filing requirements, except as follows: John C. Hunter filed a late Form 3 after he was appointed to serve as one of our Vice Presidents on May 30, 2007. John V. Miller, Jr. filed a late Form 4 for two transactions that occurred on October 25, 2007.

SHAREHOLDER COMMUNICATIONS AND PROPOSALS

Generally, a shareholder who has a question or concern regarding the business or affairs of the Company should contact the Company’s Investor Relations Officer. If a shareholder would like to address a question directly to the Board of Directors, to a particular Committee, or to any individual director, the shareholder may do so by sending his or her question in writing addressed to the Board of Directors, a specific committee, or one or more specific directors, c/o Aurora Oil & Gas Corporation, 4110 Copper Ridge Drive, Suite 100, Traverse City, Michigan 49684, and marked “Shareholder Communication.” The Company has a policy of generally responding in writing to each bona fide, non-frivolous, written communication from an individual shareholder.

In addition, questions may be asked of any Director at the Company’s annual meeting of shareholders. The Company schedules its annual shareholders meeting on the same day as a regularly scheduled quarterly meeting of the Board of Directors, so all Directors generally attend.

Shareholders may submit proposals to be included in the Company’s proxy statement for the Company’s 2009 annual meeting as provided in SEC Rule 14a-8. To submit such a proposal, a shareholder must mail the proposal to the Board of Directors as a shareholder communication in the manner described above. The deadline for submitting a shareholder proposal for inclusion in the proxy statement for the 2009 annual meeting is December 31, 2008. Any proposal received after this date will not be eligible to be included in the proxy statement.

INDEPENDENT AUDITORS

Rachlin Cohen & Holtz LLP (now known as Rachlin, LLP) (“Rachlin”) has audited and reported upon our financial statements for the fiscal year ended December 31, 2006. Effective March 23, 2007, the Audit Committee of the Company approved the dismissal of Rachlin as the Company’s independent registered public accounting firm and approved the selection of Weaver and Tidwell, L.L.P. of Fort Worth, Texas (“Weaver”), for the year ending December 31, 2007. Weaver has audited and reported upon our financial statements for the fiscal year ended December 31, 2007. At the annual meeting, shareholders will be asked to ratify the appointment of Weaver for the fiscal year ending December 31, 2008. A representative of Weaver will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

The audit report of Rachlin on the Company’s consolidated financial statements as of and for the year ended December 31, 2006, and the audit report of Weaver on the Company’s consolidated financial statements as of and for the year ended December 31, 2007, contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

In connection with Rachlin’s audit for the year ended December 31, 2006, and the subsequent period through the Auditor Change Date (March 23, 2007), there were no disagreements with Rachlin on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Rachlin, would have caused Rachlin to make reference to the subject matter of such disagreements in connection with its opinions.

In connection with Rachlin’s audit for the year ended December 31, 2006, there were no events required to be reported under Item 304(a)(1)(v) of Regulation S-K, except as described in the following paragraph.

As described under Item 3 of the Company’s Form 10-QSB/A for the quarter ended March 31, 2006 (as filed on October 31, 2006), Rachlin advised the Company and the Company disclosed that it had a material weakness resulting from a deficiency in internal controls relating to the lack of accounting recognition given to the stock option grants authorized and approved by the Board of Directors in March 2006, which resulted in (i) the financial statements being modified to account for all of the stock option grants in accordance with the applicable provisions of Statement of Financial Accounting Standards No. 123(R) and (ii) remedial actions being taken by the Company. In addition, as described under Item 3 of the Company’s Form 10-QSB/A for the quarter ended June 30, 2006 (as filed on October 31, 2006), the Company validated the remedial actions taken to correct the material weakness in connection with the reporting of stock option compensation.

No reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K, occurred during the subsequent period through the Auditor Change Date.

During the Company’s fiscal year ended December 31, 2006, and the period through the Auditor Change Date, neither the Company nor anyone on its behalf consulted with Weaver regarding any of the matters referenced in Item 304(a)(2) of Regulation S-K.

Audit Fees

The aggregate fees billed by Weaver for professional services rendered for the audit of the 2007 financial statements, for reviews of the Company’s quarterly financial statements for fiscal year 2007, and for services related to one post-effective amendment of two different SB-2 registration statements and two different S-3 registration statements were $190,800.

The aggregate fees billed by Rachlin for professional services rendered for the audit of the 2006 financial statements, for reviews of the Company’s quarterly financial statements for fiscal year 2006, and for services related to two Form S-8 registration statements, a Form SB-2 registration statement, and three post-effective amendments of three different Form SB-2 registration statements were $491,575.

Audit Related Fees

There were no other fees billed by Weaver or Rachlin during the last two fiscal years for assurance and related services that were reasonably related to the performance of the auditor review of our financial statements and not reported under “Audit Fees” above.

Tax Fees

There were no fees billed by Weaver or Rachlin during the last two fiscal years for professional services rendered for tax compliance, tax advice, and tax planning.

All Other Fees

The aggregate fees billed by Rachlin for professional services rendered during 2007 in connection with the filing of one post-effective amendment of two different SB-2 registration statements and two different S-3 registration statements were $16,769.

Audit Committee Process

Our Audit Committee Charter requires our Audit Committee to pre-approve all audit services provided by our independent auditors and all non-audit services provided by our independent auditors that are not eligible for the de minimus exception contained in Section 10A of the Securities Exchange Act of 1934, as amended. Our engagement of Weaver to perform our audit for the fiscal year ending December 31, 2007, was pre-approved by our Audit Committee consistent with the requirements of the Charter.

ACTIONS TO BE TAKEN AT THE MEETING

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors, in accordance with the recommendation of its Audit Committee, has appointed Weaver as the independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ending December 31, 2008. In making this appointment, the Board considered the performance and independence of Weaver, including whether any non-audit services performed by Weaver are compatible with maintaining independence. This year, we are asking our shareholders to ratify the appointment of Weaver as our independent registered public accounting firm. Although ratification is not required by our charter, by-laws, Utah law, or otherwise, the Board of Directors is submitting the appointment of Weaver for ratification because we value our shareholders’ views on our independent registered public accounting firm. If our shareholders fail to ratify the appointment, it will be considered as a non-binding recommendation to the Board and the Audit Committee to consider the appointment of a different firm for fiscal year 2009. Even if the appointment is ratified, the Board and the Audit Committee may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our shareholders. Representatives of Weaver will be present at the Annual Meeting and will be afforded the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required for the ratification of the appointment of Weaver as our independent registered public accounting firm. Shares not present at the meeting and shares voting “abstain” or broker non-votes have no effect on the ratification of the appointment of Weaver. Pursuant to AMEX regulations, brokers have discretionary voting power over the ratification of the appointment of the Company’s independent registered public accounting firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF WEAVER AND TIDWELL, L.L.P. AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ELECTION OF DIRECTORS

Unless otherwise indicated, the shares represented by all proxies received by the Board of Directors will be voted at the Meeting in accordance with their terms and, in the absence of contrary instructions, for the election of William W. Deneau, John E. McDevitt, Richard M. Deneau, Gary J. Myles, Wayne G. Schaeffer, Kevin D. Stulp, and Earl V. Young as directors to serve for a term of one year and/or until their successors are elected or appointed and qualified.

The Board of Directors has no reason to expect that any of the nominees will be unable to stand for election at the date of the Meeting. In the event that a vacancy among the original nominees occurs prior to the Meeting, the proxies may be voted for a substitute nominee or nominees named by the Board of Directors (or the position may remain vacant) and for the remaining nominees.

Directors are elected by a plurality of the votes cast.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE PERSONS NOMINATED BY THE BOARD: WILLIAM W. DENEAU, JOHN E. McDEVITT, RICHARD M. DENEAU, GARY J. MYLES, WAYNE G. SCHAEFFER, KEVIN D. STULP, AND EARL V. YOUNG TO SERVE AS DIRECTORS OF THE COMPANY.

Directors and Executive Officers

The following table sets forth the name, age, and position of each of our executive officers and directors.

Name	Age	Position(s) with the Company
William W. Deneau	64	Director, Chairman and Chief Executive Officer
John E. McDevitt	62	Director, President, and Chief Operating Officer
John C. Hunter	57	Vice President, Exploration and Production
Barbara E. Lawson	49	Chief Financial Officer
Gilbert A. Smith	61	Vice President, Business Development
Richard M. Deneau	61	Director
Gary J. Myles	62	Director
Wayne G. Schaeffer	61	Director
Kevin D. Stulp	52	Director
Earl V. Young	67	Director

Under the Company’s by-laws, the authorized number of directors is set at no fewer than three and no more than ten directors. The Board of Directors currently has seven members. Each member of the Board of Directors serves for a term of one year that expires at the following annual shareholders’ meeting. Each officer serves at the pleasure of the Board of Directors and until a successor has been qualified and appointed.

To the best of our knowledge, none of our Directors has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years, except for matters that were dismissed without sanction or settlement, that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Set forth below is certain biographical information regarding each of our directors and executive officers:

William W. Deneau has served on our Board of Directors and as Chief Executive Officer and Chairman of the Board of Directors since November 1, 2005. Mr. Deneau also served as President until May 30, 2007. Mr. Deneau became an employee of Aurora Energy, Ltd. (“AEL”) on April 22, 1997, when he sold his interest in Jet/LaVanway Exploration, L.L.C. to AEL in exchange for AEL’s stock. On June 25, 1997, and July 17, 1997, respectively, Mr. Deneau became a Director and President of AEL, which became a wholly-owned subsidiary of the Company on October 31, 2005. Mr. Deneau continued to manage the affairs of AEL through January 1, 2008, when it was merged with the Company. William W. Deneau is the brother of Richard M. Deneau, another one of our Directors.

John E. McDevitt has served as our Director, President and Chief Operating Officer since January 22, 2008. Since 2006, Mr. McDevitt has been a Manager and Chief Executive Officer of Acadian Energy, LLC, a private company focused on unconventional natural gas exploration and production in the New Albany Shale. From 2003 to 2007, Mr. McDevitt was President of CDX Resources, a rig fleet and directional services company that was owned by CDX Gas, LLC. Prior to that, he held positions with CDX Gas, LLC as CFO and Senior Vice President of Strategic Planning. CDX Gas, LLC was an independent oil and gas company focused on the onshore exploration and production of unconventional natural gas, which was sold in 2006.

John C. Hunter has served as a Vice President since May 30, 2007. He has worked for us since 2005 as Senior Petroleum Engineer. From 2004 to 2005, Mr. Hunter was Executive Vice President of Wellstream Energy Services providing petroleum engineering consulting services. From 2000 to 2004, Mr. Hunter was President of Terra Drilling Services, LLC and TerraFluids, LLC, which provides short radius horizontal drilling services, as well as drilling and completion fluids in the United States. From 1995 to 2004, Mr. Hunter was Director of Exploitation of Torch Energy Advisors, Inc. located in Houston, Texas, where he managed a staff of 15 employees dedicated to the development of oil and natural gas properties.

Barbara E. Lawson has served as our Chief Financial Officer since January 22, 2008. Ms. Lawson has worked for us since March 2006 as SEC Reporting Manager. From 2005 to 2006, Ms. Lawson was Vice President of Simple Financial Solutions, Inc. providing consulting services that covered public equity offerings and Sarbanes-Oxley Section 404 implementation. From 1988 to 2004, Ms. Lawson was employed with Midland Cogeneration Venture, LLP, an independent power producer, where her last position was Treasurer and Manager of Internal Audit. Ms. Lawson managed up to $450 million investment portfolio, administered compliance on $1.7 billion of bond debt, implemented Sarbanes-Oxley compliance requirements, and managed at least 12 internal audits annually.

Gilbert A. Smith has served as a Vice President since February 1, 2008. Since January 2007, Mr. Smith has been a Manager and Chief Operating Officer of Acadian Energy, LLC. From 2002 to 2006, Mr. Smith was Vice President of Land and Contract Administration for CDX Gas, LLC. From 1999 to 2001, Mr. Smith worked as an independent consultant, performing international strategic contract negotiation and business development. Mr. Smith worked for Sun Exploration and Production Company (subsequently named Oryx Energy Company) from 1978 through 1999 where he served in various senior management positions.

Richard M. Deneau has served on our Board of Directors since November 21, 2005. Mr. Deneau served as a Director and President of Anchor Glass Container Corporation (“Anchor”) from 1997 until his retirement in 2004. He was also the Chief Operating Officer of Anchor from 1997 to 2002, and the Chief Executive Officer of Anchor from 2002 until his retirement.

Gary J. Myles has served on our Board of Directors since November 21, 2005. Mr. Myles also served as a Director of AEL (which became a wholly-owned subsidiary of the Company on October 31, 2005) from June 1997 until January 1, 2008, when AEL was merged into the Company. He is currently retired from his primary employment. Prior to his retirement, Mr. Myles served as Vice President and Consumer Loan Manager for Fifth Third Bank of Northern Michigan (previously Old Kent Mortgage Company), a wholly owned subsidiary of Fifth Third Bank (previously Old Kent Financial Corporation). Mr. Myles had been with Fifth Third Bank and its predecessor, Old Kent Mortgage Company, since July 1988.

Wayne G. Schaeffer joined our Board of Directors on January 19, 2007. Mr. Schaeffer was employed by Citizens Banking Corporation from 1983 until his retirement in June 2005. Positions held with Citizens Banking Corporation include Executive Vice President, Head of Consumer Banking (June 2002 - June 2005) and Executive Vice President of Citizens Banking Corporation and President, Citizens Bank-Southeast Michigan (June 1996 – June 2002).

Kevin D. Stulp has served on our Board of Directors since March 1997. Since August 1995, Mr. Stulp has worked as a consultant with Forte Group, on the board of the Bible League, and is active with various other non-profit organizations and is currently a director of U.S. Silver Corporation, a publicly-traded silver mining company with operations in Wallace, Idaho. From December 1983 to July 1995, Mr. Stulp held various positions with Compaq Computer Corporation, including industrial engineer, new products planner, manufacturing manager, director of manufacturing, and director of worldwide manufacturing reengineering.

Earl V. Young has served on our Board of Directors since November 21, 2005. Mr. Young also served as a Director of AEL (which became a wholly-owned subsidiary of the Company on October 31, 2005) from March 2001 until January 1, 2008, when AEL was merged into the Company. He is currently President of Earl Young & Associates of Dallas, Texas, which he founded in 1999. Mr. Young is also a Director and chair of the Audit Committee for Diamond Fields International, a Canadian company that is listed on the Toronto Stock Exchange and is a producer of offshore diamonds in Nambia with exploration activity in Sierra Leone and Liberia. Mr. Young is a Director of Madagascar Resources, an Australian public company that is engaged in mineral exploration in Madagascar.

More detailed biographical information about our directors and executive officers may be found on our website at www.auroraogc.com.

To our knowledge, no director, officer or affiliate of the Company, and no owner of record or beneficial owner of more than five percent (5%) of our securities, or any associate of any such director, officer or security holder is a party adverse to us or has a material interest adverse to us in reference to pending litigation.

THE BOARD OF DIRECTORS AND STANDING
COMMITTEES OF DIRECTORS

A majority of our seven member Board of Directors qualify as independent directors. The following directors are independent directors as defined in Section 121A of the American Stock Exchange Corporate Governance Rules, a non-employee director as defined in Rule 16b-3 under the Securities Exchange Act of 1934, and an outside director as defined under Section 162(m) of the Internal Revenue Code: Gary J. Myles, Wayne G. Schaeffer, Kevin D. Stulp, and Earl V. Young.

We require that all members of our standing Board committees be independent directors. Our Board committees are as follows:

Audit Committee: Wayne G. Schaeffer (chairman), Earl V. Young, and Gary J. Myles.

Compensation Committee: Gary J. Myles (chairman), Kevin D. Stulp, and Wayne G. Schaeffer.

Corporate Governance Committee: Earl V. Young (chairman), Kevin D. Stulp, and Wayne G. Schaeffer.

Nominating Committee: Kevin D. Stulp (chairman), Gary J. Myles, and Earl V. Young.

During 2007, our Board of Directors met eight times. All of the Directors attended at least 75% of the meetings of the Board of Directors and each committee on which they served. Additionally, management discussed matters with the Directors on an informal basis.

Our Shareholder Communications with Directors Policy states that the Directors are expected to attend our annual meeting of shareholders each year in person whether or not they are standing for re-election. Each of the Directors attended the annual meeting held in 2007.

Audit Committee

We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Members of the Audit Committee currently include Wayne G. Schaeffer, Earl V. Young, and Gary J. Myles. Each of them is an independent outside director. Wayne G. Schaeffer was designated by the Board as a financial expert. We have included in the biographical information above a brief summary of his relevant experience.

On February 10, 2006, our Board of Directors adopted an Audit Committee Charter, a copy of which is posted on our website at www.auroraogc.com.

Among the responsibilities of our Audit Committee are: (i) to appoint our independent auditors and monitor the independence of our independent auditors; (ii) to review our policies and procedures on maintaining accounting records and the adequacy of internal controls; (iii) to review management’s implementation of recommendations made by the independent auditors and internal auditors; (iv) to consider and pre-approve the range of audit and non-audit services performed by independent auditors and fees for such services; and (v) to review our audited financial statements, Management’s Discussion and Analysis of Financial Conditions and Results of Operations, and disclosures regarding internal controls before they are filed with the SEC.

During 2007, our Audit Committee met five times.

Audit Committee Report

The Audit Committee is currently composed of Messrs. Schaeffer, Myles, and Young. During May 2007, the Board of Directors (“Board”) replaced Mr. Myles as Audit Committee Chair appointing Mr. Schaeffer to serve in this capacity. Mr. Myles remains a member of the Audit Committee. Mr. Stulp, formerly a Committee member, was not reappointed to the Committee at the Company’s annual organizational meeting in May 2007. Each member of the Committee meets the independence criteria prescribed by applicable law and the rules of the SEC for audit committee membership and is an “independent director” within the meaning of applicable AMEX listing standards. Each Committee member is able to read and understand fundamental financial statements, including the Company’s consolidated balance sheet, consolidated statement of operations, and consolidated statement of cash flows. The Board has further determined that Mr. Schaeffer is an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.

During March 2007, the Audit Committee unanimously approved and appointed Weaver and Tidwell, L.L.P. to serve as external auditors for Aurora Oil & Gas Corporation, replacing the former external auditors, Rachlin Cohen & Holtz, LLP (now known as Rachlin, LLP). As a result, the audit report of Rachlin, LLP on the Company’s consolidated financial statements as of and for the year ended December 31, 2006, has been included in the Company’s Annual Report on Form 10-K/A as referenced below.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Audit Committee is responsible for engaging independent auditors to perform an independent audit of the Company’s consolidated financial statements in accordance with generally accepted accounting principles and to issue reports thereon. The Committee reviews and oversees these processes, including oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s independent auditors’ qualifications and independence, (iii) the performance of the Company’s independent auditors, and (iv) the Company’s compliance with legal and regulatory requirements.

In this context, the Audit Committee met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 “Codification of Statements on Auditing Standards, AU Sec. 380,” as amended.

In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from the Company and its management, and the independent auditors provided to the Audit Committee the written disclosures and letter required by the Independence Standards Board Standard No. 1 “Independent Discussions with Audit Committee.”

The Audit Committee also discussed with the Company’s independent auditors the overall scope and plans for their respective audit. The Audit Committee met the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2007, as filed with the SEC. The Audit Committee and the Board also have recommended, subject to shareholder ratification, the selection of the Company’s independent auditors for fiscal year 2008.

This report is submitted by the members of the Audit Committee.

Wayne G. Schaeffer, Chairperson
Earl V. Young
Gary J. Myles

Nominating Committee and Nominating Process

The Nominating Committee is currently composed of Messrs. Stulp, Myles, and Young. The Nominating Committee is responsible for identifying and recommending qualified candidates to the Board for nomination as members of the Board. Each of our Nominating Committee members is an independent outside director as defined in Section 121A of the AMEX Corporate Governance Rules.

On February 10, 2006, our Board of Directors adopted a Shareholder Communications With Directors Policy, and on August 16, 2007, adopted a Nominating Committee Charter. Copies of these documents are posted on our website at www.auroraogc.com. Article VI, Section 2 of our Nominating Committee Charter provides as follows:

Process for Identifying and Evaluating Candidates for Directors Recommended by Shareholders. The Nominating Committee will accept recommendations for potential nominees for director from shareholders of the Company. Anyone wishing to recommend an individual for the Board of Directors should forward the name, address and biographical information of a potential nominee to the Nominating Committee of the Board of Directors of Aurora Oil & Gas Corporation, c/o Aurora Oil & Gas Corporation, 4110 Copper Ridge Drive, Suite 100, Traverse City, Michigan 49684. The shareholder must submit in writing to the Nominating Committee the recommended candidate’s name, a brief resume setting forth the recommended candidate’s business and educational background and qualifications for service, any other information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors, or as otherwise required, in each case pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended, and a notarized consent signed by the recommended candidate stating the recommended candidate’s willingness to be nominated and to serve. Potential director nominees submitted by shareholders of the Company will not be considered by the Nominating Committee if they are not timely submitted in accordance with the Company’s proxy statement. (These timing requirements are not applicable to persons nominated by or at the direction of the Board of Directors.) If the Nominating Committee chooses to consider any nominee recommended by a shareholder, the Nominating Committee will evaluate the potential nominee by personal interview. The interview will be conducted by one or more members of the Nominating Committee and/or any other method the Nominating Committee deems appropriate, which may, but need not, include a questionnaire. The Nominating Committee may solicit or receive information concerning potential nominees from any source it deems appropriate. The Nominating Committee need not engage in an evaluation process with respect to a proposed nominee unless: (i) there is a vacancy on the Board of Directors; (ii) a director is not standing for re-election; (iii) the Nominating Committee does not intend to recommend the nomination of a sitting director for re-election; or (iv) there is an increase in the number of directors to be elected.

At least a majority of our directors are required to be independent directors as defined under Section 121A of the AMEX Corporate Governance Rules. We also require at least one director to qualify as a financial expert under Item 407(d)(5) of Regulation S-K.

Other characteristics that we consider in evaluating nominees for director include:

•	Professional and personal ethics and integrity;

•	Ability to devote sufficient attention to Board duties;

•	Business professional, industry knowledge or contacts;

•	Business and financial sophistication, common sense and wisdom, and the ability to make informed judgments on a wide range of issues;

•	Relevant skills and experience demonstrated through business, professional, charitable or civic affairs; and

•	The ability to exercise independent judgment.

We also have performance expectations for our incumbent directors. Directors who do not meet these performance expectations may not be nominated to stand for reelection. The performance expectations provided in our charter include:

•	Prepare for, regularly attend, and actively participate in all scheduled and special meetings of the Board of Directors and each committee on which the director serves;

•	Offer insight, support and advice to management in the director's area of expertise;

•	Ask appropriate questions and maintain focus on the Board of Directors' agenda;

•	Understand the Company's business, finances and strategies;

•	Positively interact with the Company's other directors and officers;

•	Act in the best interests of the Company and its stockholders, and follow the Company's applicable ethics codes;

•	Attend the Company's annual meeting and listen to any concerns of the shareholders that are raised at an annual meeting; and

•	Pursue and attend continuing director education as appropriate.

Our Nominating Committee Charter reflects a philosophy that continuity in leadership and Board and Committee tenure will maximize the Board of Directors' ability to exercise meaningful Board oversight. For this reason, provided that the foregoing performance expectations and applicable personal characteristic criteria are satisfied, incumbent directors will usually be nominated to stand for reelection.

In connection with the closing of the merger between Cadence Resources Corporation and Aurora on October 31, 2005, certain shareholders, including certain former Aurora shareholders who became shareholders of the Company in connection with the merger, executed and delivered voting agreements pursuant to which they agreed until October 31, 2008, to vote their shares of our common stock in favor of (i) five directors designated by William W. Deneau, who were initially William W. Deneau, Earl V. Young, Gary J. Myles, Richard Deneau, and Ronald E. Huff; and (ii) two directors designated by William W. Deneau from among our Board of Directors immediately before the closing of the merger, who were initially Howard M. Crosby and Kevin D. Stulp. In addition, these shareholders agreed to vote all of their shares of our common stock to ensure that the size of our Board of Directors will be set and remain at seven directors. After amendments to the voting agreements, an aggregate of 11.7 million shares, approximately 11% of the Company’s outstanding shares, are subject to these voting agreements.

In addition, also in connection with the closing of the merger, certain of our shareholders executed and delivered irrevocable proxies that currently name William W. Deneau and John E. McDevitt as proxies to vote their shares through October 31, 2008 in the manner determined by such proxies. An aggregate of approximately 10.7 million shares of our common stock held by these shareholders was subject to these proxies on the Record Date.

When there is a vacant board position to be filled, the Nominating Committee typically solicits suggestions for candidates from other Board members and from personal contacts and resources available to the Nominating Committee. If a vacancy exists, the Nominating Committee will evaluate all candidates in the same manner, without regard to whether the candidate is identified by a member of the Nominating Committee or nominated by a shareholder. This year, no director nomination was received from a shareholder.

The Nominating Committee plays an active role in making nominations for independent director positions. The Nominating Committee generally expects that the Company's President and Chief Executive Officer will serve on the Board of Directors. This year, there was no vacancy on the Board for an independent director position, and the Nominating Committee did not engage in a search for nominees. John E. McDevitt was appointed to the Board when he was selected by the Board of Directors to serve as President and Chief Operating Officer. This is the only change in the Board of Directors that has occurred during the last 12 months. At this time, the Nominating Committee has nominated each current Board member to stand for reelection.

Corporate Governance Committee

Our Corporate Governance Committee is comprised of three independent directors: Earl V. Young, Chairman, Wayne G. Schaeffer, and Kevin D. Stulp.

The Corporate Governance Committee plays a leading role in shaping the Company’s corporate governance. It periodically conducts governance self-assessment consisting of a review of the Company’s corporate governance practices. The Committee reviews the Company’s practices and compares them to the best practices followed by other companies. The Company’s goal is to operate with a corporate governance program that adequately addresses the interests of the Company’s shareholders and others. The Corporate Governance Committee recommends governance standards to the Board of Directors, which are included in:

•	The charters for the Board’s Audit, Compensation, Corporate Governance, and Nominating Committees; and

•	A Code of Conduct and Ethics for all Directors, officers, and employees.

These documents are available on the Company’s website at www.auroraogc.com.

The Corporate Governance Committee is responsible for administering the Code of Conduct and Ethics. Under the Corporate Governance Committee Charter and the Code of Conduct and Ethics, any proposed related party transaction must be reported to the chairperson of the Corporate Governance Committee. If the Corporate Governance Committee determines that there is a potential for conflict of interest associated with the related party transaction, the Corporate Governance Committee will review, evaluate, and perform due diligence with respect to the proposed transaction and make a determination of whether, in its judgment, the transaction is fair to the Company. Only related party transactions that have been approved by the Corporate Governance Committee will be allowed to proceed.

Compensation Committee

Our Compensation Committee is comprised of three independent directors, Gary J. Myles, Chairman, Kevin D. Stulp, and Wayne G. Schaeffer. Each of these directors is an independent director as defined in Section 121A of the American Stock Exchange Corporate Governance Rules, a non-employee director as defined in Rule 16b-3 under the Securities Exchange Act of 1934, and an outside director as defined under Section 162(m) of the Internal Revenue Code.

On February 10, 2006, our Board of Directors adopted a Compensation Committee Charter, a copy of which is posted on our website at www.auroraogc.com

Our Compensation Committee Charter delegates certain responsibilities to the Compensation Committee, including the following:

•	Establish compensation policies that effectively attract, retain and motivate executive officers to successfully lead and manage the company;

•
Review and approve corporate goals and objectives relevant to compensation of senior management, evaluate the performance of senior management in light of these goals and objectives, and set the compensation level for senior management based on this evaluation;

•	Review, evaluate and approve all compensation of directors and executive officers, including salary adjustments, bonuses, stock awards, stock option grants, warrants, perquisites and other benefits;

•	Review at least annually the Chief Executive Officer’s performance in connection with setting compensation;

•
Review and make recommendations to the Board of Directors with respect to the adoption, amendment and termination of the company’s compensation plans (such as 401(k) savings, profit sharing, and other retirement plans and employee stock plans), oversee their administration and discharge any duties allocated to the Committee under any such plan;

•	Review, evaluate and make recommendations to the Board of Directors with respect to the approval of the employment agreements of executive officers; and

•	Review director compensation levels and practices and recommend to the Board of Directors, from time to time, changes in such compensation levels and practices.

As a matter of practice and procedure, our Compensation Committee makes recommendations to the full Board of Directors for the compensation package for each of our executive officers. The final compensation package for our executive officers is required to be approved by a majority of our independent directors. We receive input from our Chief Executive Officer (“CEO”) and President about their recommendations for the structure of our executive officer compensation. However, we do not allow any executive officer whose compensation is being set to be present at either the Compensation Committee meeting or the Board of Directors meeting during the time that his or her compensation is being deliberated about or voted upon.

We generally seek to establish executive compensation at the first Board of Directors meeting of every year. If there are unresolved issues related to executive compensation at the first Board of Directors meeting of the year, executive compensation may be established at later Board of Directors meetings, and any compensation adjustments from the prior year may be applied retroactively to the beginning of the year. To the extent that there are stock options awarded for a year to existing executive officers, we will tie the exercise price to the closing price at which our stock is traded on the first day of the Board of Directors meeting at which the option awards are approved. To the extent that we hire new executive officers and award them stock options as a signing bonus, the exercise price of the options will be the closing price at which our stock is traded on the first day of the following calendar quarter.

Compensation Committee Interlocks And Insider Participation

None of our Compensation Committee members were, during our fiscal year ending December 31, 2007, or at any prior time, employed as an officer or employee of the Company. There are no relationships between the members of our Compensation Committee and the Company that require disclosure.

COMPENSATION DISCUSSION AND ANALYSIS

General Objectives of Compensation Program

Our Compensation Committee Charter states that the Committee’s objective is to develop a compensation system that is competitive with our peers and encourages both short-term and long-term performance in a manner beneficial to us and our operations. Our compensation philosophy will vary among the executive officers, depending upon variables such as previous history with the company, number of shares of company stock owned, the impact of peer group comparison, and whether recruitment is a factor under the circumstances. We do not believe that a single approach or even a single objective is appropriate with respect to all executive officers. If an executive officer is also a director, it is our practice to compensate him only as an executive officer. He will not participate in the compensation awarded to the non-employee directors.

Compensation of our Executive Officers

Objectives

As we entered 2007, our primary objective for the year 2007 was to maintain a fair compensation level while we continued to work on developing a more comprehensive compensation philosophy. Our human resources department also worked with a compensation consultant to develop a comprehensive compensation plan for all employees other than executive officers. It was initially our plan that after completing this project we would focus on a compensation philosophy for our executive officers that would tie into the larger overall plan.

Before we were able to accomplish this goal, our Board of Directors engaged the services of an investment banker to explore strategic alternatives. Because a wide assortment of strategic alternatives were under consideration, the Compensation Committee determined that it would be premature to put in place any comprehensive compensation philosophy for executive officers.

The exploration of strategic alternatives was concluded in early March, 2008. Accordingly, the Compensation Committee has decided to refocus on the goal of establishing a comprehensive compensation philosophy for executive officers that will tie into our new strategic direction. The Compensation Committee plans to work on this compensation philosophy with the assistance of our new management team, which was put in place in January, 2008.

Elements of Executive Compensation

Base Salary.  It is our practice to re-evaluate base salary for our executive officers each year. In general, our philosophy is to pay a base salary that is fair in the sense of being competitive enough in the market place to attract and retain our executive officers, given the circumstances of each individual involved, but no more. Our philosophy is not to match the base salary paid by our peers, but to determine what is fair and competitive overall compensation under the circumstances. In 2006, we retained the services of a compensation consulting firm that provided us with data regarding compensation for peer executive officers within our industry.

In 2007, with one exception, the base salary raises that we gave to our executive officers were minor salary adjustments intended to reflect cost of living increases. We did not provide substantial salary increases because we felt that the accomplishments of our executive officers in 2006 did not meet our goals and did not merit significant performance increases. In 2007, we did provide one salary increase in an amount that exceeded a cost of living adjustment to an executive officer who assumed additional responsibilities.

With the exception of our CEO, by the end of the first quarter of 2008, our executive management team was completely different than the team we had in place during the first quarter of 2007. Accordingly, as new executive officers were hired, their salaries were set at a level that we believed would attract, retain and motivate competent employees, but no more. We have not yet awarded our CEO a salary increase in 2008.

We will generally not increase or decrease our base salary compensation levels materially unless there is a material change in our financial and stock market performance or change in our business circumstance. We will generally look at modest annual increases as a means of making up for inflationary cost of living increases and to provide some modest merit-based increase for work done during the prior year.

Annual Performance Bonus. Our approach to the use of annual performance bonuses will vary from year to year. During the year 2008, we intend to develop bonus-based compensation for our executive officers tied to their achievement of performance metrics or the character of their assigned duties. Although we do not yet have our anticipated bonus plans in place, it is the goal of the Compensation Committee to significantly increase the proportion of the compensation we pay to our executive officers that is based on performance bonuses. Annual bonuses will be used to align compensation with performance based upon performance metrics.

Special Purpose Bonuses. In 2007, we implemented three special purpose bonuses. We retained the services of a compensation consultant to help us develop these special purpose bonuses. The special purpose bonus plans were put into place specifically as a result of the engagement of the investment banker to assist us in exploring strategic alternatives. The Compensation Committee believed that this ongoing evaluation process could result in disruption of employment continuity unless special purpose bonuses were put into place. The bonus plans that we implemented in 2007 are as follows:

•
Stay Bonus – the Stay Bonus Arrangement was adopted to encourage employees to remain employed by us through any possible change-in-control. For purposes of this arrangement, "change-in-control" was defined to mean any transaction or occurrence (including a sale of stock or merger) where our shareholders before the transaction or occurrence owned less than 50% of our voting shares after the transaction or occurrence, or a sale or disposition of a majority of our assets. Under the Stay Bonus Arrangement, if a change-in-control occurs on or before September 1, 2008 (since amended to December 31, 2008), and the employees who received this benefit remain continuously employed by us through a change-in-control, the employees who participated in the Stay Bonus Arrangement are eligible for a stay bonus in the amount of 50% of their then current annual salary. The primary motivation of the Compensation Committee in recommending this Stay Bonus Arrangement was to retain our employees during the strategic evaluation process and to reward them for the extra work that they would have to undertake as a part of the exploration of the strategic alternatives.

The Stay Bonus Arrangement applied to all of our employees other than our CEO. The executive officers of the Company who are covered by the Stay Bonus Arrangement include our former Chief Financial Officer and President, Ronald E. Huff, our former Vice President, John V. Miller, and one of our current Vice Presidents, John C. Hunter. The stay bonus arrangement also covers our current Chief Financial Officer, Barbara E. Lawson, who at the time the Stay Bonus Arrangement was established, was our SEC Reporting Manager. We have since added John E. McDevitt, our current Chief Operating Officer, and Gilbert A. Smith, one of our current Vice Presidents, to the Stay Bonus Arrangement.

•
Change-in-Control Agreements – the Change-in-Control Agreements were adopted to encourage certain key officers and employees to remain employed with us through any potential change-in-control. The Change-in-Control Agreements provide that during a two-year period following a change-in-control, the employees who were provided these agreements would: (i) have a position and duties commensurate to those the employee had prior to the change-in-control; (ii) perform his or her services at a location within a 35-mile radius from his or her previous worksite before the change-in-control; and (iii) receive an annual base salary at least equal to the employee's annual base salary prior to the change-in-control unless a reduction in salary occurs on a proportional basis simultaneously with a Company-wide reduction in senior management salaries. If any of the foregoing commitments are not met, a "covered termination" is deemed to have occurred. In the event of a covered termination during the two-year period following a change-in-control, the arrangement provides for the payment of an amount equal to either one or two times the employee's annual salary, the provision of medical and dental benefits for up to 24 months following the date of termination, and benefits continuation substantially similar to those to which the employee was entitled prior to the date of termination.

The executive officers who are covered by these Change-in-Control Agreements include: William W. Deneau, our current Chief Executive Officer, who would receive two times his annual salary in the event of an applicable post change-in-control termination; John E. McDevitt, our current Chief Operating Officer, who would receive one times his annual salary in the event of an applicable post change-in-control termination; Gilbert A. Smith, one of our current Vice Presidents, who would receive one times his annual salary in the event of an applicable post change-in-control termination; John C. Hunter, one of our current Vice Presidents, who would receive two times his annual salary in the event of an applicable post change-in-control termination; and Barbara E. Lawson, our current Chief Financial Officer (who, at the time the Change-in-Control Agreement was initially executed, was our SEC Reporting Manager) who would receive two times her annual salary in the event of an applicable post change-in-control termination. This is an increase from one times her annual salary in the prior Change-in-Control Agreement.

•
Retention Bonus – The Retention Bonus Arrangement was adopted to encourage certain key officers and employees to remain employed by us through any possible changes in control. The Compensation Committee and Board of Directors recognized that certain key officers and employees would have increased responsibilities and duties during the evaluation of strategic alternatives, and that they would also contribute significantly to the process. The Retention Bonus Arrangement consisted of equal payments to be made on October 26, 2007, December 26, 2007, February 26, 2008 and April 28, 2008. The participating officers and employees were required to remain continuously employed through each of the scheduled payment dates. The final payment was made in April 2008 to those employees actively participating in the strategic alternative process.

Executive officers who were entitled to participate in the Retention Bonus Arrangement included Ronald E. Huff, our former President and Chief Financial Officer in the aggregate amount of $100,000; John C. Hunter, one of our Vice Presidents, in the aggregate amount of $80,000; John V. Miller, one of our former Vice Presidents, in the aggregate amount of $40,000; and Barbara E. Lawson, our current Chief Financial Officer (who at the time the Retention Bonus Arrangement was established was our SEC Reporting Manager), in the aggregate amount of $40,000. In each case, one quarter of the dollar amount specified was payable on each bonus date based upon active employment.

Stock Options. We use stock options from time to time to serve as a long-term incentive to keep our employees' performance aligned with our overall corporate goals. Because of the tax preferred treatment of incentive stock options, we evaluate the tax benefits of incentive stock options when evaluating compensation for our executive officers. In the past, we have not taken into account the effect of stock options on our financial statements when we determine whether or not to award stock options to our executive officers. This may change in the future.

In 2007, we did not award any stock options. Philosophically, the Compensation Committee has agreed that stock options and other equity incentive awards should be reserved for situations in which the executive officer meets stated goals or to incentivize desired outcomes. Stock options may also be used as a signing bonus, although that did not occur in 2007.

Stock Awards. In addition to the issuance of stock options, we also have used, and from time to time expect to continue to use, stock awards as an element of executive compensation. This determination will be made on a case-by-case basis.

During 2007, we did not make any stock awards. In a unique contract with Ronald E. Huff, who served as our Chief Financial Officer from June 2006 through January 2008, we agreed to make an award of 500,000 shares of our common stock. As reflected in earlier filings, this stock award was negotiated as an inducement to get Mr. Huff to accept our offer of employment. Mr. Huff’s contract will continue to run through June 18, 2008, and, as reflected in a prior Form 8-K filing, the Board of Directors agreed to issue the 500,000 shares of common stock to Mr. Huff on that date.

In the future, we anticipate that stock awards will be reserved for use in the context of a signing bonus or, in some cases, if certain performance goals are satisfied.

Other Types of Compensation. We do not have in place at this time any other types of long-term incentive compensation or special executive benefits not provided to all of our employees on the same terms. Our philosophy at this time is to maintain a fairly simple executive compensation structure.

Equity Ownership Guidelines and Requirements

We do not require non-director executive management to own our equity. As described below, Directors are required to own a nominal amount of our stock within a specified period of time. This requirement applies to executive officers who are also Directors.

Our Insider Trading Policy prohibits all insiders, including executive officers and directors, from trading in any interest or position relating to our future stock prices, such as puts, calls and short sales. We have encouraged our executive officers who desire to trade in our stock to establish 10b5-1 Plans in order to minimize the risk of trading on non-public information.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management, and based on this review and discussions, the Compensation Committee recommended to the Board of Directors that the foregoing Compensation Discussion and Analysis be included in this Proxy Statement. This report is submitted by the members of the Compensation Committee.

Gary J. Myles, Chairman
Wayne G. Schaeffer
Kevin D. Stulp

EXECUTIVE OFFICER COMPENSATION

On November 1, 2005, our prior management team was replaced by the Aurora management team. As part of the merger, we changed from a September 30 to a December 31 fiscal year-end. Our financial results for 2005 include 12 months of Aurora operations and two months (November and December 2005) of operations of Cadence Resources Corporation. We are disclosing executive compensation in the same fashion below. The information below shows compensation paid by Aurora to the executives listed below for the 12 months ended December 31, 2005, and compensation paid by Aurora Oil & Gas Corporation for the 12 months ended December 31, 2007, and 2006, and the months of November and December 2005.

The following four tables set forth information regarding our Chief Executive Officer, Chief Financial Officer, and our remaining executive officer of the Company.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)		All Other Compen- sation ($)		Total ($)

William W. Deneau	2007	150,000		-	-	118,958	(a)	4,500	(b)	273,458
President, Chief	2006	140,000		28,000	-	196,974	(a)	2,450	(b)	367,424
Executive Officer	2005	140,000	(c)	-	-	-		-		140,000

Ronald E. Huff	2007	208,333		50,000	1,050,570	-		6,167	(b)	1,315,070
Chief Financial	2006	105,400	(d)	-	566,521	-		2,000	(b)	673,921
Officer (resigned as	2005	2,500	(d)	-	-	-		-		2,500
CFO and President effective 1/21/08)(e)

John C. Hunter	2007	119,167		40,000	-	35,992	(a)	3,575	(b)	198,734
Vice President	2006	109,167		-	-	38,288	(a)	1,650	(b)	149,105
	2005	75,000		-	-	-		-		75,000

John V. Miller, Jr.	2007	130,000		20,000	-	-		3,900	(b)	153,900
Vice President	2006	125,000		26,250	-	64,332	(a)	1,875	(b)	217,457
(resigned effective 2/29/08)	2005	125,000	(c)	-	-	-		-		125,000

Thomas W. Tucker	2007	73,750		-	-	-		-		73,750
Vice President	2006	125,000		26,250	-	64,332	(a)	-		215,582
(resigned effective 6/30/07)	2005	125,000	(c)	-	-	-		-		125,000

(a)
The assumptions used to calculate value in accordance with FAS 123R may be found in Note 10 “Common Stock Options” of our financial statements provided in our 12/31/07 Form 10-K/A which was filed on April 11, 2008.

(b)	These reflect our company match to a 401(K) defined contribution plan.

(c)
Some of the executive officers received additional cash compensation during 2005, but this was payment of deferred salaries for the years 2000 and 2001 that had been recorded but not paid. This includes an additional cash payment of $47,244 for Mr. Deneau, $26,667 for Mr. Miller, and $50,000 for Mr. Tucker.

(d)
Mr. Huff became our chief financial officer on June 19, 2006. We paid him a salary in the amount of $90,900 (annual salary of $200,000 per year) for services rendered from the period June 19, 2006, through December 31, 2006. Mr. Huff served as a director throughout the entire year of 2006. We paid him $14,500 for director services through June 18, 2006, including compensation for his services as chairman of our audit committee. We do not pay our executive officers separate compensation for serving as a director. Accordingly, Mr. Huff did not receive separate compensation for his service as a director from June 19, 2006, through the end of 2006. The salary paid to Mr. Huff in 2005 was related exclusively to his services as a director.

(e)
Mr. Huff resigned as President, Chief Financial Officer and Director of AOG effective January 21, 2008. The Company had a 2-year Employment Agreement with Mr. Huff, providing for an annual salary and an award of a stock bonus in the amount of 500,000 shares of the Company’s common stock on January 1, 2009, so long as he remained employed by the Company through June 18, 2008, which requires the Company to record approximately $2.1 million in stock-based compensation expense over the contract period. Mr. Huff’s employment agreement will be honored by the Company through its June 18, 2008 termination date. At December 31, 2007, the stock bonus amount of 500,000 shares was unvested. However, this agreement has been modified to accelerate the award of Mr. Huff’s stock bonus in the amount of 500,000 shares of common stock from January 1, 2009, to June 18, 2008.

GRANTS OF PLAN-BASED AWARDS

Grants of plan-based awards were not made to our executive officers during the year 2007.

The following table sets forth information on exercised options and unvested stock awards held by our executive officers as of December 31, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	No. of Shares Underlying Unexercised Options– No. Exercisable	No. of Shares Underlying Unexercised Options– No. Unexercisable	Option Exercise Price	Option Expiration Date	No. of Shares That Have Not Vested	Market Value of Shares That Have Not Vested
William W. Deneau	60,000	140,000	$3.62	11/11/10	-	-
Ronald E. Huff	-	-	-	-	500,000	$775,000
John C. Hunter	60,000	30,000	$2.55	03/01/10	-	-
	5,000	10,000	$4.70	05/19/16	-	-
John V. Miller, Jr. (former Vice President)	40,000	-	$5.50	03/16/11	-	-

Thomas W. Tucker (former Vice President)	40,000	-	$5.50	03/16/11	-	-

No options were exercised by executive officers during 2007. No stock awards held by executive officers vested during 2007.

Had a change of control taken place on December 31, 2007, and certain other provisions of the change in control agreement been triggered, John C. Hunter would have been paid $264,000 in accordance with the change-in-control agreement referenced above.

COMPENSATION OF DIRECTORS

The table below sets forth the compensation we paid to our non-employee directors during 2007.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Value of Option Awards		Total
Richard M. Deneau	$50,500	$196,974	(a)	$247,474
Gary J. Myles	$55,000	$196,974	(b)	$251,974
Wayne G. Schaeffer	$51,000	$145,348	(c)	$196,348
Kevin D. Stulp	$53,000	$196,974	(d)	$249,974
Earl V. Young	$56,000	$196,974	(e)	$252,974

(a)	At December 31, 2007, Richard M. Deneau owned options to purchase an aggregate of 200,000 shares of our common stock, 60,000 of which are vested and 140,000 of which are unvested.
(b)	At December 31, 2007, Gary J. Myles owned options to purchase an aggregate of 359,998 shares of our common stock, 219,998 of which are vested, and 140,000 of which are unvested.
(c)	At December 31, 2007, Wayne G. Schaeffer owned options to purchase an aggregate of 140,000 shares of our common stock, all of which are unvested at December 31, 2007.
(d)	At December 31, 2007, Kevin D. Stulp owned options to purchase an aggregate of 250,000 shares of our common stock, 110,000 of which are vested, and 140,000 of which are unvested.
(e)	At December 31, 2007, Earl V. Young owned options to purchase an aggregate of 333,332 shares of our common stock, 193,332 of which are vested, and 140,000 of which are unvested.

For 2007, our standard compensation arrangement for service as a non-employee director was as follows:

•	Annual retainer of $25,000.

•
Cash fee of $1,000 per Board of Directors meeting attended in person, with additional payments of $1,000 per day for each travel day from the Director’s place of residence to the location of the Board of Directors meeting, up to a total of two additional days in addition to the date of the meeting.

•	Cash fee of $500 for participation in each telephonic Board of Directors meeting.

•	Cash fee of $1,000 for each committee meeting attended in person.

•	Cash fee of $500 for participating in each telephonic committee meeting.

•
Compensation for meetings is a daily aggregate fee without regard to the number of meetings held in proximity to each other and, for purposes hereof, Board meetings and Committee meetings shall be considered together and shall be covered by a single aggregate daily fee.

Our Board of Directors has adopted a policy requiring each director to own at least 20,000 shares of our common stock. For new directors, this requirement must be satisfied within one year of joining our Board of Directors. This requirement applies to all directors, including those who are employees and those who are not employees.

We do not have any other contractual arrangements with any of our Directors. During 2007, we did not have any written employment contracts with our executive officers, except with respect to Ronald E. Huff as noted above. We do not have any compensatory arrangements with our executive officers other than as described above. We have not agreed to make any payments to our named executive officers because of resignation, retirement, or any other termination of employment with us or our subsidiaries, or from a change in control of us, or a change in the executive’s responsibilities following a change in control, except with respect to William W. Deneau, John E. McDevitt, Gilbert A. Smith, John C. Hunter and Barbara E. Lawson, as noted above.

CERTAIN RELATIONSHIPS OR RELATED TRANSACTIONS

William Deneau, our CEO, and John Miller, who was an officer during the reporting period, are involved as equity owners in three corporations and one limited liability company. The three corporations own miscellaneous overriding royalty interests in wells in which the Company has an interest but are operated by unrelated third parties. During 2006, these officers divested themselves of all interests for which the Company served as operator.

In March 2006, we entered into a joint venture agreement with certain unrelated parties. The joint venture covered the acquisition and development of oil and gas leases in various counties located in Oklahoma. The joint venture project was known as the "Oak Tree Project." We participated in the joint venture through a wholly owned subsidiary, AOK Energy, LLC ("AOK"). Effective May 28, 2008, we entered into an Agreement for the Purchase and Sale of Limited Liability Company Memberships with Presidium Energy, LC ("Presidium"), pursuant to which we will sell to Presidium all of the outstanding member interests in AOK for a purchase price that includes the payment of certain liabilities that the operator alleges is owed by the Company to other participants in the joint venture, a cash payment to us of $10,500,000, and an assignment to us of a 3% overriding royalty in certain leases in the Oak Tree Project.

Presidium is wholly owned and operated by John V. Miller, who served as our Vice President from November 1, 2005 until he resigned on February 29, 2008. We have not had an appraisal of the value of the AOK member interest performed, and we are not able to estimate its value. It is unknown whether Mr. Miller will be able to retain the entire value of the AOK member interest by virtue of his ownership of Presidium, or whether his interest will be diluted before the transaction is consummated.

Effective January 22, 2008, the Board of Directors named John E. McDevitt as President, Chief Operating Officer and Director. The Board of Directors also named Gilbert A. Smith as Vice President of Business Development effective as of February 1, 2008.

On January 10, 2008, we signed a non-binding Letter of Intent to acquire Acadian Energy, LLC (“Acadian”). Mr. McDevitt (through a controlled entity) and Mr. Smith are the sole members of Acadian (60% and 40% respectively). The proposed acquisition is valued at approximately $12.5 million and will include over 10,000 acres of New Albany Shale properties, 4 development wells, and approximately 7 bcf in proved reserves.

Effective April 1, 2008, we entered into an agreement with Acadian to provide oil and gas operating services on properties located in the State of Indiana. This agreement will remain effective through the acquisition closing date or December 31, 2008, whichever comes first. Under the terms of the agreement, we are not entitled to monetary consideration. Services will be performed to maintain the value of the properties prior to transfer of ownership from Acadian to us.

On June 24, 2008, we entered into an agreement with Acadian to provide funding to maintain and preserve the value of Acadian's properties located in the State of Indiana pending our acquisition of Acadian. We agreed to advance approximately $83,000 pursuant to an authority for expenditure to be used for the purpose of bringing wells into compliance with the requirements of the State of Indiana and if practical, into production. We may also advance additional funds, subject to our prior written approval. If we acquire Acadian or its assets by October 1, 2008, the advances will become our obligation. If we do not acquire Acadian or its assets by October 1, 2008, Acadian will be required to reimburse us for the amount of the advances using 100% of the net revenue proceeds earned by Acadian from the wells that are subject to the agreement, provided, however, that Acadian is required to reimburse us for the entire amount of the advances no later than October 1, 2009. We also agreed to pay Acadian's legal expenses incurred to the date of the agreement in connection with our proposed acquisition of Acadian. We may pay additional legal expenses of Acadian subject to our prior written approval. The amount we have paid to date for legal expenses plus the amount we have agreed to pay totals approximately $94,000.

Effective May 30, 2007, the board of directors named John C. Hunter as Vice President of Exploration and Production. He has worked for the Company since 2005 as Senior Petroleum Engineer. Prior to that, Mr. Hunter was instrumental in certain projects associated with the Company’s New Albany shale play. Over a series of agreements with the Company, Mr. Hunter (controlling member of Venator Energy, LLC) has acquired 1.25% working interest in certain leases. The leases cover approximately 132,600 acres (1,658 net) in certain counties located in Indiana. The 1.25% carried working interest shall be effective until development costs exceed $30 million. Thereafter, participation may continue as a standard 1.25% working interest owner. The Company is entitled to recovery of 100% of development costs (plus interest at a rate of 6.75% per annum compounded annually) from 85% of the net operating revenue generated from oil and gas production developed directly or indirectly in the area of mutual interest covered by the agreement. As of December 31, 2007, there is no production associated with this working interest and development costs were approximately $12.4 million.

Effective July 1, 2004, Aurora Energy, Ltd., (“AEL”), entered into a Fee Sharing Agreement with Mr. Hunter as compensation for bringing Bluegrass Energy Enhancement Fund, LLC (“Bluegrass”) and AEL together for the development of the 1500 Antrim and Red Run Projects in Michigan. At this time, AEL and Bluegrass have discontinued leasing activities in both projects. In the 1500 Antrim project, there are 23,989.41 acres. Mr. Hunter's carried working interest share of 0.8333% is approximately 199.95 net acres. The carried working interest relates to the first 55 wells that are drilled in the area of mutual interest. Thereafter, Mr. Hunter would pay his proportionate share of working interest expenses. Currently, there are no producing wells. The Red Run project contains 12,893.64 acres. Mr. Hunter's carried working interest share of 0.8333% is approximately 107.44 net acres. The carried working interest relates to the first 55 wells that are drilled in the area of mutual interest. Thereafter, Mr. Hunter would pay his proportionate share of working interest expenses. Currently, there are 3 wells permitted for the Red Run project and one well was temporarily abandoned.

CODE OF ETHICS

We have adopted a Code of Ethics that applies to all of our directors, executive officers and employees. Please see Item 13, Exhibit 14.1. Our Code of Ethics is also posted on our website at www.auroraogc.com.

OTHER MATTERS

Management does not intend to bring before the Meeting any matters other than those specifically described above and knows of no matters other than the foregoing to come before the Meeting. If any other matters or motions properly come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy in accordance with their judgment on such matters or motions, including any matters dealing with the conduct of the Meeting.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

The 2007 Annual Report, including the Company’s fiscal 2007 Form 10-K/A (the “2007 Form 10-K/A”) (which is not a part of the Company’s proxy soliciting materials), is being mailed to the Company’s shareholders with this proxy statement. The 2007 Form 10-K/A and the exhibits filed with it are available at the Company’s website at www.auroraogc.com. Upon request by any shareholder to Investor Relations at the address listed above, a copy of any or all exhibits to the 2007 Form 10-K/A will be furnished.

By Order of the Board of Directors

/s/ Dean A. Swift

July 15, 2008	Dean A. Swift
Secretary